Exhibit 99.1

Contact:	David Benck
Senior Vice President and General Counsel
(205) 942-4292
HIBBETT ANNOUNCES APPOINTMENT OF NEW CHIEF FINANCIAL OFFICER
BIRMINGHAM, AL (March 30, 2020)-Hibbett Sports, Inc. (Nasdaq/GS: HIBB), an athletic specialty retailer, announced the upcoming appointment of Robert J. Volke as its new Chief Financial Officer. Mr. Volke’s employment with the Company will begin April 13, 2020 in the position of Senior Vice President of Accounting and Finance. Immediately following the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2020, he will become the Chief Financial Officer. Mr. Volke will replace Scott R. Humphrey, who has been serving as the Company’s interim Chief Financial Officer. Mr. Humphrey will remain in his current role until the filing of the Annual Report on Form 10-K. After the filing of the Annual Report on Form 10-K, Mr. Humphrey will remain with the Company for a period of time in order to facilitate the transition of his duties. This will allow the Company to have continued access to his knowledge, leadership and experience during the transition. Mr. Humphrey has served as the Company’s interim Chief Financial Officer since September 2019.
Mr. Volke was most recently employed with Fleet Farm, LLC since August 2018, most recently serving in the role of Interim Chief Financial Officer, and prior to that, as its Vice President, Accounting and Corporate Controller. Prior to his service at Fleet Farm, Mr. Volke held various positions of increasing responsibility with Tractor Supply Company (Nasdaq: TSCO) from May 2007 to August 2018, serving most recently as its Vice President and Controller from March 2017 to August 2018. Mr. Volke earned his Bachelor Science in Accounting from Indiana University.

Commenting on the announcement, Mike Longo, President and Chief Executive Officer of the Company, said, “We are pleased to welcome Bob to our team at Hibbett Sports. His years of experience in retail accounting and finance with successful, growing companies will be a great contribution to an already strong team. In addition, he has driven operational efficiency enhancements in all areas he has overseen and has worked as a strong business partner with merchandising and operations. I look forward to him joining the Hibbett Team and working with him as we navigate these turbulent times.”

Mr. Longo continued, “I would also like to express my appreciation to Scott Humphrey and his dedication to our Company during his tenure. We are indebted to him for his leadership and dedication in his interim role during such a challenging environment. We wish him well in his future endeavors.”
About Hibbett Sports
Hibbett, headquartered in Birmingham, Alabama, is a leading athletic-inspired fashion retailer with approximately 1,100 stores under the Hibbett Sports and City Gear brands, primarily located in small and mid-sized communities. Founded in 1945, Hibbett has a rich history of convenient locations, personalized customer service and access to coveted footwear, apparel and equipment from top brands like Nike, Jordan Brand, Adidas and Under Armour. Consumers can browse styles, find new releases, shop looks and make purchases online or in their nearest store by visiting www.hibbett.com or www.citygear.com. Follow us @hibbettsports and @citygear.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Hibbett Sports, Inc. with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, current reports on Form 8-K and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
The terms “HIBB,” “Hibbett Sports,” “the Company,” “we,” “us” or “our” refer to Hibbett Sports, Inc., or one or more of its subsidiaries or affiliates, as applicable.

End of Exhibit 99.1